Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Kaixin Auto Holdings on Form S-8 (File No.333-233442, File No.333-256490 and File No.333-259239 ) and Form F-3 (File No.333-258450) of our report dated April 27, 2022, with respect to our audits of the consolidated financial statements of Kaixin Auto Holdings as of December 31, 2020  and  2021 and for the years ended December 31, 2019,  2020 and 2021,  which report is included in  this Annual Report on Form 20-F of Kaixin Auto Holdings for the year ended December 31,  2021.

Our report on the consolidated financial statements refers to a change in the method  of  accounting for lease effective January 1, 2021 due to the adoption of Accounting Standards Codification (“ASC”) Topic 842, Lease (“Topic 842”)

Marcum Bernstein & Pinchuk LLP
New York, NY
April 28, 2022

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